EXHIBIT 99.1


 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807         Chief Financial Officer
          Monett, MO 65708                     (417) 235-6652


                                           IR Contact: Jon Seegert
 FOR IMMEDIATE RELEASE                         Director of Investor Relations
 ---------------------                         (417) 235-6652

  JACK HENRY & ASSOCIATES FISCAL 2006 FIRST QUARTER NET INCOME INCREASES 16%
  --------------------------------------------------------------------------

 Monett, MO. October 19, 2005 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced first quarter fiscal 2006 results with a 10% increase in revenue, an increase of 12% in gross profit which resulted in a 16% rise in net income over the first quarter of fiscal 2005.

 For the quarter ended September 30, 2005, the company generated total revenue of $137.0 million, compared to $124.1 million in the same quarter a year ago. Gross profit increased to $56.6 million compared to $50.6 million in the first quarter of fiscal 2005. Net income totaled $19.4 million, or $0.21 per diluted share, compared to $16.7 million, or $0.18 per diluted share in the same quarter a year ago.

 According to Jack Prim, CEO, "We realized two important performance milestones during the first fiscal quarter. Both our banking and credit union sales organizations ended the quarter ahead of their respective sales quotas, and our transaction-based services generated record revenue. Our PassPort ATM and debit card solutions, our Select Payment enterprise payment processing platform, and our PowerPay electronic bill pay system all processed a record number of transactions on behalf of our clients during the quarter. It is extremely rewarding that our banking and credit union information processing platforms are generating such strong demand; and that our transaction processing platforms, which are mission-critical to our clients, can seamlessly process ever-increasing volumes."

      Operating Results

 "During the first fiscal quarter of 2006, we continued to experience the growing demand for our outsourcing service offerings, which is reflected in our increased outsourcing backlog," stated Tony Wormington, President. "In fact, the wide-reaching impact of the recent hurricanes and the significant business interruptions has motivated some of our existing in-house clients' to reevaluate their ability to adequately respond to natural disasters, resulting in increased interest in our outsourced core processing services, disaster recovery services and business continuity consulting."

 License revenue decreased 14% to $16.9 million, or 12% of first quarter total revenue, compared to $19.6 million, or 16% of first quarter total revenue a year ago. Growth of implementation services, in-house support fees, outsourcing, and ATM/Debit card and switch fees contributed to the 19% increase in support and service revenue which expanded to $99.4 million in the first quarter of fiscal 2006 from $83.6 million for the same period a year ago. Support and service revenue grew to 73% of fiscal 2006 first quarter revenue from 67% of revenue last year. Hardware sales in the first quarter of fiscal 2006 decreased 1% to $20.7 million, or 15% of total revenue in the first quarter, from $20.9 million, or 17% of total revenue in the prior year's quarter.

 Cost of sales for the first quarter increased 9%, from $73.5 million for the three months ended September 30, 2004 to $80.4 million for the same period in the current fiscal year. Gross profit in the current year first quarter increased 12% to $56.6 million compared to $50.6 million last year. Both quarters produced a 41% gross margin. Cost of sales increased primarily due to additional headcount and depreciation expense.

 Gross margin on license revenue for the first quarter of fiscal 2006 was 95% compared to 92% a year ago for the same period and is primarily due to a decrease in the amount of third party software delivered during the quarter. Support and service gross margins improved to 35% in the first quarter of fiscal 2006 from 33% a year ago due to continued leveraging of resources. Hardware gross margins were also higher for the first quarter at 26% compared to 24% for the same quarter last year primarily due to the volume and sales mix of hardware sold.

 Operating expenses increased 7% to $25.9 million for the first quarter of fiscal 2006 compared to $24.3 million for the same quarter a year ago primarily due to increased employee-related expenses. Selling and marketing expenses rose 7% in the first quarter to $11.4 million, or 8% of total revenue, from $10.7 million, or 9% of total revenue a year ago. Research and development expenses increased 10% to $6.7 million or 5% of total revenue for the first quarter of fiscal 2006, from $6.1 million, also 5% of total revenue for the same quarter of fiscal 2005. General and administrative costs increased 5% to $7.8 million, or 6% of revenue, in the first quarter of fiscal year 2006, from $7.5 million, also 6% of revenue for the same quarter a year ago. "We continue to focus on improving customer satisfaction, process improvements and overall cost control, which is evidenced by our strong contracting with new and existing customers, solid and improving gross and operating margins and continued leverage to the bottom line," stated Kevin Williams, CFO.

 Operating income grew 17% to $30.6 million, or 22% of first quarter total revenue, compared to $26.2 million, or 21% of total revenue in the first quarter of fiscal 2005. Provision for income taxes in the first quarter of fiscal 2006 was 37.0% compared to 37.5% in the same period a year ago due to changes in the effective state tax provision. First quarter net income totaled $19.4 million, or $0.21 per diluted share, compared to $16.7 million, or $0.18 per diluted share in the first quarter of fiscal 2005.

 For the first quarter of 2006, the bank systems and services segment revenue increased 12% to $111.4 million, with a gross margin of 42% from $99.8 million in revenue with a gross margin of 42% in the first quarter in fiscal 2005. The credit union systems and services segment revenue increased 5% to $25.6 million with a gross margin of 37% for the first quarter of 2006 from revenue of $24.3 million with the same gross margin of 37% in the same quarter a year ago.

 Balance Sheet, Cash Flow, and Backlog Review

 Cash, cash equivalents, and investments decreased to $56.6 million from $120.8 million compared to September 30, 2004. During the first quarter, the revolving debt facility of $45.0 million was paid in full with cash from operations. Trade receivables increased $13.6 million, or 18% to $88.9 million compared to September 30, 2004 at $75.3 million. The increase is primarily due to the increase in annual maintenance billings for newly installed core and complementary customers, increased customers and volume of transactions processed.

 Deferred revenue increased 19% to $137.3 million at September 30, 2005 compared to a year ago. Stockholders' equity grew 16% to $530.9 million at September 30, 2005, from $459.2 million at September 30, 2004.

 Cash flow from operations increased to $107.9 million for the first quarter of fiscal 2006 from $87.7 million for the same quarter in fiscal 2005. The $20.2 million increase consists of $2.7 million in net income, $1.7 million increase in depreciation and amortization, plus a combined increase of $0.3 million in deferred income taxes, the loss on disposal of property and equipment and stock-based compensation. Additionally, the increase in the change in receivables of $26.4 million and the increase of $0.1 million in accrued income taxes, less the $7.1 million change in prepaid, accrued expenses and accounts payable and less the change in deferred revenues of $3.9 million contributed to the increase in operating cash flows.

 Net cash used in investing activities in the current quarter was $12.0 million and primarily included capital expenditures of $8.0 million and capitalized software development of $4.0 million. In the first quarter in fiscal 2005, net cash used in investing activities of $20.6 million consisted mainly of $6.7 million for payment for acquisitions, $12.5 million in capital expenditures and $1.5 million for capitalized software development.

 Net cash from financing activities used cash of $51.9 million and included repayment of a credit facility of $45.0 million, payment of dividends of $4.1 million and the purchase of treasury stock of $6.3 million. Cash used was offset by proceeds of $3.5 million from the exercise of stock options and sale of common stock. In the first quarter of fiscal 2005, cash used in financing activities was $0.9 million and consisted mainly of dividends paid of $3.6 million, offset by the proceeds from the exercise of stock options and sale of common stock of $2.7 million.

 Backlog, which is a measure of future business and revenue, increased 11% compared to year-ago levels and increased 3% from the June 2005 quarter to $205.8 million ($63.4 million in-house and $142.4 million outsourcing) at September 30, 2005. Backlog at September 30, 2004, was $185.1 million ($63.0 million in-house and $122.1 million outsourcing) and at June 30, 2005, it was $199.1 million ($64.0 million in-house and $135.1 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 7,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 20th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)

                                            Three Months Ended      % Change
                                            ---------------------   --------
                                                September 30,
                                                -------------
                                              2005         2004
                                            --------     --------
 REVENUE
   License                                 $  16,908    $  19,551       -14%
   Support and service                        99,401       83,648        19%
   Hardware                                   20,674       20,897        -1%
                                            --------     --------
          Total                              136,983      124,096        10%

 COST OF SALES
   Cost of license                               851        1,609       -47%
   Cost of support and service                64,237       56,030        15%
   Cost of hardware                           15,340       15,895        -3%
                                            --------     --------
          Total                               80,428       73,534         9%
                                            --------     --------

 GROSS PROFIT                                 56,555       50,562        12%
 Gross Profit Margin                              41%          41%

 OPERATING EXPENSES
   Selling and marketing                      11,440       10,732         7%
   Research and development                    6,749        6,142        10%
   General and administrative                  7,805        7,465         5%
                                            --------     --------
          Total                               25,994       24,339         7%
                                            --------     --------

 OPERATING INCOME                             30,561       26,223        17%

 INTEREST INCOME (EXPENSE)
   Interest income                               443          459        -3%
   Interest expense                             (175)          (3)     >100%
                                            --------     --------
          Total                                  268          456       -41%
                                            --------     --------

 INCOME BEFORE INCOME TAXES                   30,829       26,679        16%

 PROVISION FOR INCOME TAXES                   11,407       10,005        14%
                                            --------     --------
 NET INCOME                                $  19,422    $  16,674        16%
                                            ========     ========

 Diluted net income per share              $    0.21    $    0.18
                                            ========     ========

 Diluted weighted avg shares outstanding      93,998       92,485
                                            ========     ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                        Sept 30,           % Change
                                            ---------------------   --------
                                              2005         2004
                                            --------     --------
 Cash, cash equivalents and investments    $  56,550    $ 120,843       -53%
 Receivables                                  88,908       75,294        18%
 TOTAL ASSETS                                738,306      633,293        17%

 Accounts payable and accrued expenses        31,418       28,775         9%
 Deferred revenue                            137,310      115,230        19%
 STOCKHOLDERS' EQUITY                        530,913      459,233        16%


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